Exhibit 99
2008 LETTER TO THE SHAREHOLDERS

As Charles Dickens wrote in A Tale of Two Cities, “It was the best of times. It was the worst of times.” How else can we describe 2008? It was an extraordinary year, marked alternately by highs of accomplishment and achievement along with disappointing lows as the nation, and then the world, fell into a deep recession. Changes and bad news came at us at unprecedented speeds. Perhaps the most challenging of these changes, besides credit quality deterioration, were the 10 cuts in interest rates over a 14-month period, from October 2007 when Fed Funds stood at 4.75% to December 2008, when Fed Funds had dropped to 0%.
During the first 6 months of 2008, it was “business as usual” and we performed well. As of June 30, 2008, earnings were reported as 7.6% ahead of the same period in 2007. The third quarter marked the beginning of unexpected challenges and simply, bad news. The national economy worsened, commercial banks and investment firms began to fail, and Fannie Mae and Freddie Mac were taken over by the government. This was a devastating quarter for bank stocks nationwide and by the end of the third quarter; we had begun to struggle with earnings, running about 1% less than the prior year to date.
As of December 31, 2008, First Interstate BancSystem, Inc. reported net income to common shareholders of $67,301,000, or $8.38 per diluted share, as compared to $68,641,000, or $8.25 per diluted share, for 2007. Return on average common equity was 14.73% in 2008, as compared to 16.14% in 2007, and return on average assets was 1.12% in 2008, as compared to 1.37% in 2007. Results for 2008 included a one-time, after tax gain of $16,962,000 ($2.11 per diluted share) from the sale of i_Tech Corporation, our technology services subsidiary, in December 2008.
Due largely to the issuance of preferred stock in conjunction with the acquisition of First Western Banks, shareholder equity in 2008 increased 21% to $539,062,000. Year over year, total assets increased 27%, ending the year at just over $6.6 billion with loans and deposits increasing 34% and 29%, respectively. Net interest income in 2008 of $235,377,000 was 18% higher than 2007, primarily due to the net interest income of the acquired First Western Banks. Noninterest income of $128,382,000 in 2008 increased $35,934,000 or 38.9% from 2007 primarily due to the one-time gain recorded on the sale of i_Tech.
We experienced deterioration in credit quality in 2008, particularly in real estate development loans. This deterioration resulted in higher levels of nonperforming assets and internally risk classified loans. During 2008, we recorded provisions for loan losses of $33,356,000 and recorded net charge-offs of $12,858,000, as compared to provisions of $7,750,000 and net charge-offs of $2,847,000 in 2007.
Despite our financial challenges, we made significant progress on many of our strategic initiatives during 2008. We started the year by completing the purchase of First Western Banks, headquartered in Sturgis and Wall, South Dakota. We then began the process of integrating them into our culture and converting operating systems. The conversion and integration process is expected to be complete in September 2009 when First Western will assume the First Interstate name.
The worsening economy did not diminish our commitment to community banking in the markets we serve. In January 2008, we opened a new branch in Bigfork, our first branch in that community. In addition, we broke ground on a new Operations Center in downtown Billings and a new branch in Great Falls. Construction also continues on a new banking office and business center in downtown Missoula. We plan to attain LEED (Leadership for Energy and Environmental Design) certification for all three of these building projects. LEED certification is the nationally accepted benchmark for environmentally-conscious building design. On February 23, 2009, we opened a second branch in Helena. We are also actively working on a new branch opportunity in Lead, South Dakota.
We moved forward with succession planning, welcoming Greg Duncan as Chief Banking Officer. Greg has more than 21 years of experience in the financial services industry. He came to First Interstate from a community banking organization headquartered near Lancaster, Pennsylvania where he served as President and CEO. Greg oversees Branch Administration, Marketing, Indirect Lending, Credit Cards, Facilities, Community Development and Wealth Management for First Interstate.

We proceeded with our plans to reorganize Wealth Management, upgrading their products and systems. Throughout 2008, First Interstate Wealth Management continued to make progress on its transformation to a relationship-focused model.  By the end of the year, Wealth Management had deployed 18 Wealth Advisors, the key relationship managers responsible for serving our highest value clients.  Revenues grew 4.1% over 2007 and Net New Relationships grew by 407.  While Assets under Management decreased by 9.6% in 2008, this compares favorably to the approximate 40% decline experienced in the equity markets in what has proven to be a very challenging year.
We made significant progress on our technology initiative, culminating in December of 2008 with the sale of our data processing subsidiary, i_Tech, to Fiserv, Inc. for $41million. This was a difficult decision for us as i_Tech has been a member of the First Interstate family for many years. However, the industry has changed. We have found that many banks are divesting themselves of their data processing operations in order to focus on their core business. While we were successful in the past, we felt that, going forward, global provider Fiserv was in the best position to take us and our clients to the next level technologically. Now, we are a significant partner rather than a competitor with our major technology services provider.
First Interstate continues to build a strong brand that is now firmly established in the territory we serve and is nationally recognized. In September 2008, First Interstate ranked sixth on a Top 10 list for Mid-Size banks as having one of the strongest brands in the country. The report was published by Bancography, a company based in Birmingham, Alabama that provides consulting services and software tools to financial institutions in support of their branch, research, product and brand positioning strategies. Bancography looked at the intangible factors that constitute an institution’s brand. These factors include the institution’s reputation, service quality, and image and market awareness. In addition, our brand marketing efforts were recognized with a First Place award and two runner-up awards in the humor, branding and annual report categories at the American Bankers Association Financial Marketing Awards ceremony in Denver, Colorado. We were also recognized with four Silver Montana ADDY awards in the television, radio and annual report categories.
Our commitment to community also remains strong. In 2008, First Interstate BancSystem, including its directors and employees, the Foundation and the Scott family, donated in excess of $4 million to many worthwhile organizations and causes in our communities across Montana, Wyoming and western South Dakota. We are proud of the difference we make through our philanthropy and the knowledge that we are investing in our future as well as the future of the communities we serve. Our philanthropy is reinforced by the community leadership role our officers readily accept.
On March 2, 2009, the valuation of First Interstate BancSystem’s common stock was completed, based on data as of December 31, 2008. The updated valuation of our stock reflects a current price of $74.50 per share. In order to conserve capital in uncertain times, management and the Board of Directors elected in late March to reduce the quarterly dividend to common shareholders from .65 cents a share to .45 cents a share and to limit stock redemptions. For the recent quarterly stock redemption period, the Board of Directors approved all requested repurchases of FIBS common stock inside our 401(k) retirement plan and authorized the repurchase of up to 500 shares for each shareholder who requested redemption outside our 401(k) plan. Our top priority is to ensure the long-term success of the Company. Even though the current recession and market conditions have forced us to implement changes in our capital management practices, including stock redemption limitations, we remain optimistic about our long-term future and our ability to return to full stock redemption opportunities. Our Company today is out-performing the majority of its peers and as this letter indicates, we remain profitable and strong. First Interstate was built on principles of strength, and we have weathered many storms and challenges over our history.
While the past year has been a challenging one for our industry and our organization, we are pleased with our solid earnings performance. Even though we are feeling the impact of the national recession in our home states of Montana, Wyoming and South Dakota, we are fortunate that these states continue to have stronger economic underpinnings than the rest of the nation.
In addition to addressing current economic and banking challenges, our focus in 2009 is on capital, liquidity, earnings, loan quality, completing the integration of the acquired First Western Banks and addressing short-term and long-term succession issues. As we assess and operate within today’s economic and business climate, and the uncertainty of the future, our devoted team of employees, officers, directors and shareholders remains committed to success. We have managed our business with conservative values that have allowed us to avoid many of the serious difficulties experienced by other banks. We remain committed to those values, and are confident about our ability to navigate through these challenging times.

/s/ THOMAS W. SCOTT	/s/ LYLE R. KNIGHT

Thomas W. Scott	Lyle R.Knight
Chairman of the Board	President and Chief Executive Officer
First Interstate BancSystem, Inc.	First Interstate BancSystem, Inc.